Exhibit 23.5

March 28, 2008

China Distance Education Holdings Limited

18th Floor, Xueyuan International Tower

1 Zhichun Road, Haidian District

Beijing 100083, People’s Republic of China

Attention: Mr. Zhengdong Zhu

Re: Letter of Authorization to Use Research Data of iResearch in Registration Statement

Dear Mr. Zhengdong Zhu:

iResearch Consulting Group (“iResearch”) hereby consents to the quotation by China Distance Education Holdings Limited in its Registration Statement on Form F-1 (as may be amended or supplemented), to be submitted or filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), of research data, information, charts and graphs from iResearch’s “Research Report on the Development of the Internet-based Distant Education Services in China in 2008 (2008)”, iResearch: January 2008.

This consent will remain in effect from the date of this letter and for so long as the Registration Statement, including any post-effective amendment thereto, remains effective under the federal securities laws.

Kind regards,

iResearch Consulting Group

By:	/s/ Tiger Hou
Name:	Tiger Hou
Title:	Research Director